SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549
                    __________________________________

                                 FORM 8-A

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                         SOVRAN SELF STORAGE, INC.
                         ________________________
          (Exact Name of Registrant as Specified in Its Charter)

     Maryland                                     16-1194043
_________________________                _____________________
(State of Incorporation                    (I.R.S. Employer
  or Organization)                        Identification No.)


             5166 Main Street, Williamsville, New York  14221
          ______________________________________________________
          (Address of Principal Executive Offices)    (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

                                             Name of each exchange
     Title of each class                     on which each class is
     to be so registered                     to be registered
     ___________________                     ______________________

9.85% Series B Cumulative Redeemable         New York Stock Exchange
Preferred Stock, par value
$.01 per share

If this form relates to the registration     If this form relates to the
of a class of securities pursuant to         registration of a class of
Section 12(b) of the Exchange Act and is     securities pursuant to
effective pursuant to General                Section 12(g) of the Exchange
Instruction A.(c), please check the          Act and is effective pursuant
following box.  [X]                          to General Instruction A.(d),
                                             please check the following
                                             box.  [__]

Securities Act registration statement file number to which this form relates: 333-51169

Securities to be registered pursuant to Section 12(g) of the Act:  None

         INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Description of Registrant's Securities to be Registered.

     A description of the 9.85% Series B Cumulative Redeemable Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"), of Sovran Self Storage, Inc. (the "Registrant"), is contained in the Prospectus Supplement dated July 23, 1999 filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933. Such Prospectus Supplement supplements the Prospectus dated July 9, 1998 (File No. 333-51169). The Prospectus Supplement is incorporated herein by reference.

Item 2.  Exhibits.

     The Series B Preferred Stock described herein is to be registered on the New York Stock Exchange on which other securities of the Registrant are registered. Accordingly, the following exhibits required to be filed herewith in accordance with the Instructions as to Exhibits to Form 8-A, have been duly filed with the New York Stock Exchange.

Exhibit
Number    Description of Exhibit
_______   ______________________

1.1       Amended and Restated Articles of Incorporation of the
          Registrant (incorporated by reference to Exhibit 3.1 of the Registrant's Registration Statement on Form S-11
          (File No. 33-91422) filed June 19, 1995).

1.2       Amended and Restated By-Laws of the Registrant
          (incorporated by reference to Exhibit 3.2 of the Registrant's Registration Statement on Form S-11 (File
          No. 33-91422) filed June 19, 1995).

1.3 Articles Supplementary to the Amended and Restated Articles of Incorporation of the Registrant classifying and designating the Series A Junior Participating Cumulative Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant's Form 8-A filed December 3, 1996).

1.4 Shareholder Rights Plan of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant's Form 8-
          A filed December 3, 1996).

1.5       Form of Series B Preferred Stock Certificate.

1.6 Articles Supplementary classifying and designating the Series B Preferred Stock.

                            SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


Date:  July 29, 1999          SOVRAN SELF STORAGE, INC.

                              By: /s/ David L. Rogers
                                 _____________________________
                                   David L. Rogers
                                   Chief Financial Officer and
                                     Secretary

                       INDEX TO EXHIBITS


Exhibit
Number    Description of Exhibit
_______   ______________________

1.1       Amended and Restated Articles of Incorporation of the
          Registrant (incorporated by reference to Exhibit 3.1 of the Registrant's Registration Statement on Form S-11
          (File No. 33-91422) filed June 19, 1995).

1.2       Amended and Restated By-Laws of the Registrant
          (incorporated by reference to Exhibit 3.2 of the Registrant's Registration Statement on Form S-11 (File
          No. 33-91422) filed June 19, 1995).

1.3 Articles Supplementary to the Amended and Restated Articles of Incorporation of the Registrant classifying and designating the Series A Junior Participating Cumulative Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant's Form 8-A filed December 3, 1996).

1.4 Shareholder Rights Plan of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant's
          Form 8-A filed December 3, 1996).

1.5       Form of Series B Preferred Stock Certificate.

1.6 Articles Supplementary classifying and designating the Series B Preferred Stock.

                           Exhibit 1.5

      TEMPORARY CERTIFICATE - EXCHANGEABLE FOR DEFINITIVE
          ENGRAVED CERTIFICATE WHEN READY FOR DELIVERY


NUMBER                SOVRAN SELF STORAGE, INC.          SHARES
STB              A CORPORATION FORMED UNDER THE LAWS
                      OF THE STATE OF MARYLAND

CUSIP 84610H 20 7
SEE REVERSE FOR CERTAIN DEFINITIONS

THIS CERTIFIES THAT [blank certificate]
is the owner of

FULLY PAID AND NONASSESSABLE SHARES OF 9.85% SERIES B CUMULATIVE
REDEEMABLE PREFERRED STOCK, PAR VALUE $0.01 PER SHARE OF

                    SOVRAN SELF STORAGE, INC.

(the "Corporation") transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be held subject to all of the provisions of the Articles of Incorporation of the Corporation and any amendments thereto.

This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.

WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:


          Secretary      [SOVRAN SELF             Chairman of
                         STORAGE, INC. SEAL]      the Board


COUNTERSIGNED AND REGISTERED:
     AMERICAN STOCK TRANSFER & TRUST COMPANY
          (New York, N.Y.)                        TRANSFER AGENT
                                                   AND REGISTRAR
By

                                             AUTHORIZED OFFICER

                    SOVRAN SELF STORAGE, INC.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE CORPORATION'S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"). EXCEPT AS OTHERWISE PROVIDED PURSUANT TO THE CHARTER OF THE CORPORATION, NO PERSON MAY BENEFICIALLY OWN OR CONSTRUCTIVELY OWN (1) EQUITY SHARES IN EXCESS OF 9.8% (OR 15% IN THE CASE OF AN ENTITY, THE OWNERSHIP OF WHOSE EQUITY SHARES IS ATTRIBUTABLE TO THE OWNERS OF SUCH ENTITY UNDER SECTIONS 544 AND 856(h) OF THE CODE AND WHICH WILL BE "LOOKED THROUGH" FOR THE PURPOSES OF APPLYING SECTION 856(a)(6) AND (h) OF THE CODE) OF THE AGGREGATE VALUE OF THE OUTSTANDING EQUITY SHARES, (2) EQUITY SHARES THAT WOULD RESULT IN THE TRUST BEING "CLOSELY HELD" UNDER
SECTION 856(b) OF THE CODE, (3) EQUITY SHARES THAT WOULD RESULT IN THE EQUITY SHARES BEING BENEFICIALLY OWNED BY FEWER THAN 100 PERSONS (DETERMINED WITHOUT REFERENCE TO ANY RULES OF ATTRIBUTION) OR (4) EQUITY SHARES THAT WOULD CAUSE THE CORPORATION TO CONSTRUCTIVELY OWN 10% OR MORE OF THE OWNERSHIP INTERESTS IN A TENANT OF THE REAL PROPERTY OF THE CORPORATION OR THE PARTNERSHIP, WITHIN THE MEANING OF SECTION 856(d)(2)(B) OF THE CODE, WITH FURTHER RESTRICTIONS AND EXCEPTIONS SET FORTH IN THE CORPORATION'S CHARTER. ANY PERSON WHO ATTEMPTS OR PROPOSES TO BENEFICIALLY OWN OR CONSTRUCTIVELY OWN EQUITY SHARES IN EXCESS OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION IN WRITING. IF AN ATTEMPT IS MADE TO VIOLATE OR THERE IS A VIOLATION OF THESE RESTRICTIONS (I) ANY PURPORTED TRANSFER WILL BE VOID AB INITIO AND WILL NOT BE RECOGNIZED BY THE CORPORATION,
(II) THE EQUITY SHARES IN VIOLATION OF THESE RESTRICTIONS, WHETHER AS A RESULT OF A TRANSFER OR NON-TRANSFER EVENT, WILL BE TRANSFERRED AUTOMATICALLY AND BY OPERATION OF LAW TO A SHARE TRUST AND SHALL BE DESIGNATED SHARES-IN-TRUST. ALL TERMS USED IN THIS LEGEND AND DEFINED IN THE CORPORATION'S CHARTER HAVE THE MEANINGS DEFINED IN THE CORPORATION'S CHARTER, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON OWNERSHIP AND TRANSFER, WILL BE SENT WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS.

                       __________________

The designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and differences in the relative rights and preferences with respect to each class a stock or series thereof of the Corporation, including the shares represented by this Certificate, as well as the authority of the Corporation's Board of Directors to issue such classes or series of stock, are fixed in the Corporation's Charter and amendments thereto. The Corporation will furnish without charge to each of its stockholders who so requests a copy of a statement of such preferences, voting powers, qualifications and special and relative rights and the authority of the Corporation's Board of Directors to issue such classes or series of stock.

     The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

     TEN COM -- as tenants in common
     TEN ENT -- as tenants by the entireties
     JT TEN  -- as joint tenants with right of
                survivorship and not as tenants
                in common
     UNIF GIFT MIN ACT -- _________ Custodian __________
                           (Cust)              (Minor)
                         under Uniform Gifts to Minors
                         Act __________________________
                                     (State)

           Additional abbreviations may also be used though not in the above list.

     FOR VALUE RECEIVED, _________________ hereby sell(s), assign(s) and transfer(s) unto

   PLEASE INSERT SOCIAL SECURITY
OR OTHER IDENTIFYING NUMBER OF ASSIGNEE
_________________________________________________________________

_________________________________________________________________
          (PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS,
                INCLUDING ZIP CODE, OF ASSIGNEE)
_________________________________________________________________

_________________________________________________________________

__________________________________________________________ shares of capital stock represented by the within Certificate, and do hereby irrevocably constitute and appoint

________________________________________________________ Attorney
to transfer the said stock on the books of the within named
Corporation with full power of substitution in the premises.

Dated_______________________

                         ________________________________________
                         NOTICE.  The signature to this
                         assignment must correspond with the name as written upon the face of the certificate in every particular without alteration or enlargement or any change whatever. The signature of the person executing this power must be guaranteed by an Eligible Guarantor Institution such as a Commercial Bank, Trust Company, Securities Broker/Dealer,
                         Credit Union, or a Savings Association
                         participating in a Medallion program
                         approved by the Securities Transfer
                         Association, Inc.

                           Exhibit 1.6


                     ARTICLES SUPPLEMENTARY
     CLASSIFYING AND DESIGNATING A SERIES OF PREFERRED STOCK

                               AS

      9.85% SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK

                               OF

                    SOVRAN SELF STORAGE, INC.

    Pursuant to Section 2-208 of the General Corporation Law
                    of the State of Maryland



          We, Robert J. Attea and David L. Rogers, being the Chairman of the Board of Directors and Secretary, respectively, of SOVRAN SELF STORAGE, INC., a corporation organized and existing under the General Corporation Law of the State of Maryland (the "Corporation"), in accordance with the provisions of Section 1-301 thereof, DO HEREBY CERTIFY:

          FIRST: Pursuant to the authority conferred upon the Board of Directors by Article VII of the Amended and Restated Articles of Incorporation of the Corporation (the "Articles of Incorporation"), on July 19, 1999, the Board of Directors of the Corporation has duly classified and designated a series of 1,700,000 Preferred Shares (as defined in the Articles of Incorporation) as "9.85% Series B Cumulative Redeemable Preferred Stock".

          SECOND: The following is a description of the voting powers, preferences and relative, participating, optional, or other special rights and such qualifications, limitations and restrictions of the 9.85% Series B Cumulative Redeemable
Preferred Stock:

          1. DESIGNATION AND AMOUNT. A series of Preferred Shares of the Corporation, designated as the "9.85% Series B Cumulative Redeemable Preferred Stock" (the "Series B Preferred Stock"), is hereby established. The number of authorized shares of Series B Preferred Stock shall be 1,700,000.

          2. RANKING. In respect of rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, the Series B Preferred Stock shall rank (i) senior to the Common Shares (as defined in the Articles of Incorporation), senior to the Corporation's Series A Junior Participating Cumulative Preferred Stock, and senior to any other class or series of capital stock of the Corporation other than capital stock referred to in clauses (ii) and (iii) of this sentence, (ii) on a parity with any class or series of capital stock of the

Corporation the terms of which specifically provide that such class or series of capital stock ranks on a parity with the Series B Preferred Stock in respect of rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, and
(iii) junior to any class or series of capital stock of the Corporation the terms of which specifically provide that such class or series of capital stock ranks senior to the Series B Preferred Stock in respect of rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation. The term "capital stock" does not include convertible debt securities.

          3.   DIVIDENDS.

               (a) Subject to the preferential rights of the holders of any class or series of capital stock of the Corporation ranking prior to the Series B Preferred Stock as to dividends, the holders of the outstanding shares of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the board of directors of the Corporation (the "Board of Directors"), out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 9.85% per annum of the $25.00 per share liquidation preference of the Series B Preferred Stock (equivalent to an annual rate of $2.4625 per share). Such dividends shall accrue daily, shall accrue and be cumulative from (but excluding) July 30, 1999 (the "Original Issue Date") and shall be payable quarterly in arrears in cash on March 31, June 30, September 30 and December 31 (each, a "Dividend Payment Date") of each year, commencing September 30, 1999; provided that if any Dividend Payment Date is not a Business Day (as hereinafter defined), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date and no interest or additional dividends or other sum shall accrue on the amount so payable for the period from and after such Dividend Payment Date to such next succeeding Business Day. The period from and including the Original Issue Date to but excluding the first Dividend Payment Date, and each subsequent period from and including a Dividend Payment Date to but excluding the next succeeding Dividend Payment Date, is hereinafter called a "Dividend Period". Dividends shall be payable to holders of record as they appear in the stock transfer books of the Corporation at the close of business on the applicable record date (each, a "Record Date"), which shall be the 15th day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board of Directors of the Corporation for the payment of dividends that is not more than 30 nor less than ten days prior to such Dividend Payment Date. The amount of any dividend payable for any Dividend Period, or portion thereof, shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The dividends payable on any Dividend Payment Date or any other date shall include dividends accrued to but excluding such Dividend Payment Date or other date, as the case may be.

               "Business Day" shall mean any day, other than a Saturday or Sunday, that is not a day on which banking institutions in Buffalo, New York are authorized or required by law, regulation or executive order to close. All references herein to "accrued and unpaid" dividends on the Series B Preferred Stock (and all references of like import) shall include, unless otherwise expressly stated or the context otherwise requires, accumulated dividends, if any, on the Series B Preferred Stock; and all references herein to "accrued and unpaid" dividends on any other class or series of capital stock of the Corporation shall include, if (and only if) such class or series of capital stock provides for cumulative dividends and unless otherwise expressly stated or the context otherwise requires, accumulated dividends, if any, thereon.

               (b) If any shares of Series B Preferred Stock are outstanding, no full dividends will be declared or paid or set apart for payment on any capital stock of the Corporation of any other class or series ranking, as to dividends, on a parity with or junior to the Series B Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Stock for all past Dividend Periods and the then current Dividend Period. When dividends are not paid in full (or a sum sufficient for such full payment is not set apart therefor) upon the Series B Preferred Stock and the shares of any other class or series of Preferred Shares of the Corporation ranking on a parity as to dividends with the Series B Preferred Stock, all dividends declared upon the Series B Preferred Stock and any other class or series of Preferred Shares of the Corporation ranking on a parity as to dividends with the Series B Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series B Preferred Stock and such other class or series of Preferred Shares of the Corporation shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series B Preferred Stock and such other class or series of Preferred Shares of the Corporation bear to each other.

               Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the

          Series B Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Stock for all past Dividend Periods and the then current Dividend Period, no dividends (other than in Common Shares or shares of any other class or series of capital stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends and as to the distribution of assets upon liquidation, dissolution and winding up of the Corporation) shall be declared or paid or set apart for payment nor shall any other distribution be declared or made upon the Common Shares of the Corporation or any other class or series of capital stock of the Corporation ranking junior to or on a parity with the Series B Preferred Stock as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, nor shall any Common Shares of the Corporation or shares of any other class or series of capital stock of the Corporation ranking junior to or on a parity with the Series B Preferred Stock as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation be redeemed, purchased or otherwise acquired for any consideration (or any monies paid to or made available for a sinking fund for the redemption of any such shares of junior or parity stock) by the Corporation (except by conversion into or exchange for shares of any other class or series of capital stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends and as to the distribution of assets upon liquidation, dissolution and winding up of the Corporation and except for the redemption of capital stock of the Corporation pursuant to the Articles of Incorporation allowing the Corporation to redeem or repurchase shares of its capital stock to preserve its status as a real estate investment trust (a "REIT") for federal income tax purposes).

               (c) No dividends on the Series B Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such time as any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by applicable law.

               Anything in these Articles Supplementary to the contrary notwithstanding (including, without limitation, the provisions set forth in the immediately preceding paragraph), dividends on the Series B

          Preferred Stock will accrue and be cumulative from (but excluding) the Original Issue Date whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized.

               (d)  No interest, or sum of money in lieu of
          interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears, and holders of the Series B Preferred Stock will not be entitled to any dividends, whether payable in cash, securities or other property, in excess of the full cumulative dividends described herein.

               (e)  Any dividend payment made on the Series B
          Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares.

               (f) If, for any taxable year, the Corporation elects to designate as "capital gain dividends" (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the "Code")), any portion (the "Capital Gains Amount") of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes and series of the Corporation's capital stock (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocable to the holders of the Series B Preferred Stock shall be an amount equal to (A) the total Capital Gains Amounts multiplied by (B) a fraction (1) the numerator of which is equal to the total dividends (within the meaning of the Code) paid or made available to the holders of the Series B Preferred Stock for that year and (2) the denominator of which is the Total Dividends for that year.

               (g)  No dividend may be paid on the Series B
          Preferred Stock if after giving effect to such dividend the Corporation's total assets would be less than the sum of the Corporation's total liabilities plus, unless the Articles of Incorporation permit otherwise, the amount that would be needed, if the Corporation were to be dissolved at the time of the dividend, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the dividend.

          4.   LIQUIDATION PREFERENCE.

               (a)  Upon any voluntary or involuntary
          liquidation, dissolution or winding up of the Corporation, then, before any distribution or payment shall be made to the holders of any Common Shares of the Corporation or shares of any other class or series of capital stock of the Corporation ranking junior to the Series B Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, but subject to the preferential rights of the holders of shares of any class or series of capital stock of the Corporation ranking prior to the Series B Preferred Stock with respect to such distribution of assets upon liquidation, dissolution or winding up, the holders of the shares of Series B Preferred Stock then outstanding shall be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to its shareholders liquidating distributions in cash or property at its fair market value as determined by the Board of Directors in the amount of $25.00 per share, plus an amount equal to all accrued and unpaid dividends thereon through and including the date of payment.

               (b) After payment to the holders of the Series B Preferred Stock of the full amount of the liquidating distributions (including accrued and unpaid dividends) to which they are entitled, the holders of Series B Preferred Stock, as such, shall have no right or claim to any of the remaining assets of the Corporation.

               (c)  If, upon any voluntary or involuntary
          liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available therefor are insufficient to pay the full amount of liquidating distributions on all outstanding shares of Series B Preferred Stock and the full amount of the liquidating distributions payable on all outstanding shares of any other classes or series of capital stock of the Corporation ranking on a parity with the Series B Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, then the holders of the Series B Preferred Stock and all such other classes or series of capital stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions (including, if applicable, accrued and unpaid dividends) to which they would otherwise respectively be entitled.

               (d) If liquidating distributions shall have been made in full to all holders of Series B Preferred Stock, the remaining assets of the Corporation shall be distributed among the holders of any other classes or series of capital stock of the Corporation ranking junior to the Series B Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up, according to their respective rights and preferences.

               (e) For purposes of this Section 4, neither the consolidation or merger of the Corporation with or into any other corporation, trust or other entity, the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, nor the engagement in a statutory share exchange by the Corporation, shall be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

               (f)  Written notice of any such liquidation,
          dissolution or winding up of the Corporation stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of Series B Preferred Stock at the respective address of such holder as the same shall appear on the share transfer records of the Corporation.

          5.   REDEMPTION.

               (a)  The Series B Preferred Stock is not
          redeemable prior to July 30, 2004, except as otherwise provided in paragraph (c) of this Section 5.

               (b) On and after July 30, 2004, the Corporation may, at its option, upon not less than 30 nor more than 60 days' prior written notice to the holders of record of the Series B Preferred Stock to be redeemed, redeem the Series B Preferred Stock, in whole or from time to time in part, for a cash redemption price equal to $25.00 per share together with (except as provided in Section 6(f) below) all accrued and unpaid dividends to the date fixed for redemption (the "Redemption Price"). The Redemption Price of any shares of Series B Preferred Stock (other than the portion thereof consisting of accrued and unpaid dividends) redeemed pursuant to this Section 5(b) shall be payable solely out of the proceeds received by the Corporation from the sale of other capital stock of the Corporation and not from any other source. For purposes of the preceding sentence, the term "capital stock" means any equity securities (including Common Shares of the Corporation and any class or series of Preferred Shares (other than Series B Preferred Stock) of the Corporation), shares, interests, participations or other ownership interests (however designated), depositary shares representing interests in any of the foregoing, and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

               (c) The Series B Preferred Stock may also be purchased by the Corporation, in whole or from time to time in part, on the terms and subject to the conditions set forth in Section 7.4.7 of the Articles of Incorporation, provided, however, that if the Corporation shall call for purchase of any shares of Series B Preferred Stock pursuant to and in accordance with the provisions of Section 7.4.7 of the Articles of Incorporation and this Section 5(c), the purchase price for such shares shall be an amount in cash equal to $25.00 per share together with (except as provided in Section 6(f) below) all accrued and unpaid dividends to the date fixed for redemption.

               (d)  Any redemption of shares of Series B
          Preferred Stock pursuant to Section 5(b), shall be made in accordance with the applicable provisions set forth in Section 6 below. Any date fixed for the redemption of shares of Series B Preferred Stock pursuant to
          Section 5(b) is hereinafter called a "Redemption Date".

          6.   PROCEDURES FOR REDEMPTION, LIMITATIONS ON
               REDEMPTION.

               (a) If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed at the option of the Corporation pursuant to Section 5(b) above, the number of shares to be redeemed will be determined by the Corporation and the shares to be so redeemed shall be selected pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (as nearly as may be practicable without creating fractional shares) or by lot or by any other equitable manner determined by the Corporation.

               (b)  Notice of any redemption pursuant to
          Section 5(b) of these Articles Supplementary will be mailed by or on behalf of the Corporation, first class postage prepaid, not less than 30 nor more than 60 days prior to the applicable Redemption Date, addressed to each holder of record of shares of Series B Preferred Stock to be redeemed at the address set forth in the share transfer records of the Corporation. Any notice which has been mailed in the manner provided for in the preceding sentence shall be conclusively presumed to have been duly given on the date mailed whether or not the applicable holder receives such notice. In addition to any information required by law or by the applicable rules of any exchange upon which Series B Preferred Stock may be listed or admitted to trading, such notice shall state: (1) the Redemption Date;
          (2) the Redemption Price; (3) the aggregate number of shares of Series B Preferred Stock to be redeemed;
          (4) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (5) that dividends on the shares of Series B Preferred Stock to be redeemed will cease to accrue on such Redemption Date. If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the notice mailed to each holder of shares to be redeemed shall also specify the number of shares of Series B Preferred Stock to be redeemed from such holder. No failure to mail or defect in such mailed notice or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series B Preferred Stock except as to the holder to whom notice was defective or not given.

               (c)  If notice has been mailed in accordance with
          Section 6(b) above and provided that on or before the Redemption Date specified in such notice all funds necessary for such redemption have been irrevocably set aside by the Corporation, separate and apart from its other funds, in trust for the benefit of the holders of the Series B Preferred Stock so called for redemption, so as to be, and to continue to be, available therefor, then, from and after the Redemption Date, dividends on the shares of Series B Preferred Stock so called for redemption shall cease to accrue, such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as holders of such shares (except the right to receive the Redemption Price together with, if applicable, accrued and unpaid dividends thereon to the Redemption Date) shall terminate. In the event any Redemption Date shall not be a Business Day, then payment of the Redemption Price need not be made on such Redemption Date but may be made on the next succeeding Business Day with the same force and effect as if made on such Redemption Date and no interest, additional dividends and other sum shall accrue on the amount payable for the period from and after such Redemption Date to such next succeeding Business Day.

               (d)  Upon surrender, in accordance with such
          notice, of the certificates for any shares of Series B Preferred Stock to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series B Preferred Stock shall be redeemed by the Corporation at the Redemption Price. In case fewer than all the shares of Series B Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series B Preferred Stock without cost to the holder thereof.

               (e) Any deposit of monies with a bank or trust company for the purpose of redeeming Series B Preferred Stock shall be irrevocable and such monies shall be held in trust for the benefit of the holders of Series B Preferred Stock entitled thereto, except that (1) the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on the monies so deposited in trust; and
          (2) any balance of the monies so deposited by the Corporation and unclaimed by the holders of the Series

          B Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation and, after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings thereon.

               (f) Anything in these Articles Supplementary to the contrary notwithstanding, the holders of record of shares of Series B Preferred Stock at the close of business on a Record Date will be entitled to receive the dividend payable with respect to such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares after such Record Date and on or prior to such Dividend Payment Date or the Corporation's default in the payment of the dividend due on such Dividend Payment Date, in which case the amount payable upon redemption of such shares of Series B Preferred Stock will not include such dividend (and the full amount of the dividend payable for the applicable Dividend Period shall instead be paid on such Dividend Payment Date to the holders of record on such Record Date as aforesaid). Except as provided in this Section 6(f) and except to the extent that accrued and unpaid dividends are payable as part of the Redemption Price pursuant to Section 5, the Corporation will make no payment or allowance for unpaid dividends, regardless of whether or not in arrears, on shares of Series B Preferred Stock called for redemption.

               (g)  Unless full cumulative dividends on all
          outstanding shares of Series B Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, no shares of Series B Preferred Stock shall be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the Corporation's purchase of shares of Series B Preferred Stock pursuant to
          Section 7.4.7 of the Articles of Incorporation (so long as such purchase is made in accordance with the applicable provisions of the Articles of Incorporation and of these Articles Supplementary) or pursuant to a purchase or exchange offer made on the same terms to the holders of all outstanding shares of Series B Preferred Stock. In addition, unless full cumulative dividends on all outstanding shares of Series B Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, the Corporation shall not purchase or otherwise acquire, directly or indirectly, any shares of Series B

          Preferred Stock (except by conversion into or exchange for capital stock of the Corporation ranking junior to the Series B Preferred Stock as to the payment of dividends and with respect to the distribution of assets upon liquidation, dissolution and winding up of the Corporation); provided, however, that the foregoing shall not prevent the Corporation's purchase of shares of Series B Preferred Stock pursuant to Section 7.4.7 of the Articles of Incorporation (so long as such purchase is made in accordance with applicable provisions of the Articles of Incorporation and of these Articles Supplementary) or pursuant to a purchase or exchange offer made on the terms to holders of all outstanding shares of Series B Preferred Stock.

          7. VOTING RIGHTS. Except as required by law and as set forth below in this Section 7, the holders of the Series B
Preferred Stock shall not have any voting rights.

               (a) Whenever dividends on any shares of Series B Preferred Stock shall be in arrears for six or more Dividend Periods, whether or not such Dividend Periods are consecutive, the number of directors then constituting the Board of Directors of the Corporation shall be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of capital stock of the Corporation upon which like voting rights have been conferred and are exercisable and with which the Series B Preferred Stock is entitled to vote as a class with respect to the election of such two directors) and the holders of shares of Series B Preferred Stock (voting separately as a class with all other classes or series of capital stock of the Corporation upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of such two directors) will be entitled to vote for the election of such two directors of the Corporation at a special meeting called by an officer of the Corporation at the request of the holders of record of at least 10% of the outstanding shares of Series B Preferred Stock or by the holders of any other class or series of capital stock of the Corporation upon which like voting rights have been conferred and are exercisable and which is entitled to vote as a class with the Series B Preferred Stock in the election of such two directors (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders, in which case the vote for such two directors shall be held at the earlier of the next such annual or special meeting of shareholders), and at each subsequent annual meeting of shareholders until all dividends accumulated on the Series B Preferred Stock for all past Dividend Periods and the then current Dividend Period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment, whereupon the right of the holders of Series B Preferred Stock to elect such two directors shall cease and (unless there are one or more other classes or series of capital stock of the Corporation upon which like voting rights have been conferred and are exercisable) the term of office of such directors previously so elected shall automatically terminate, such directors shall no longer be qualified to serve and the authorized number of directors of the Corporation shall thereupon return to the number of authorized directors otherwise in effect, but subject always to the same provisions for the reinstatement and divestment of the right to elect such two additional directors in the case of any such future dividend arrearage.

               In the case of any such request for a special meeting (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders), such meeting shall be held on the earliest practicable date at the place designated by the holders of capital stock requesting such meeting or, if none, at a place designated by the Secretary of the Corporation, upon notice similar to that required for an annual meeting of shareholders.
          If such special meeting is not called by an officer of the Corporation within 30 days after such request, then the holders of record of at least 10% of the outstanding shares of Series B Preferred Stock may designate in writing a holder of Series B Preferred Stock to call such meeting at the expense of the Corporation, and such meeting may be called by the holder so designated upon notice similar to that required for an annual meetings of shareholders and shall be held at the place designated by the holder calling such meeting. At all times that the voting rights conferred by this Section 7(a) are exercisable, the holders of Series B Preferred Stock shall have access to the stock transfer records of the Corporation. The Corporation shall pay all costs and expenses of calling and holding any meeting and of electing directors pursuant to this Section 7(a), including, without limitation, the cost of preparing, reproducing and mailing the notice of such meeting, the cost of renting a room for such meeting to be held, and the cost of collecting and tabulating votes.

               The procedures in this Section 7(a) for the calling of meetings and the election of directors shall, to the extent permitted by law, supersede anything inconsistent contained in the Articles of Incorporation or by-laws of the Corporation

               So long as any shares of Series B Preferred Stock are outstanding, the number of directors constituting the entire Board of Directors of the Corporation shall at all times be such so that the exercise, by the holders of the Series B Preferred Stock and the holders of any other classes or series of capital stock of the Corporation upon which like voting rights have been conferred, of the right to elect directors under the circumstances provided above will not contravene any provision of the Corporation's Articles of Incorporation or by-laws restricting the number of directors which may constitute the entire Board of Directors of the Corporation.

               If at any time when the voting rights conferred upon the Series B Preferred Stock pursuant to this
          Section 7(a) are exercisable any vacancy in the office of a director elected pursuant to this Section 7(a) shall occur, then such vacancy may be filled only by the remaining director elected pursuant to this
          Section 7(a) or by vote of the holders of record of the outstanding Series B Preferred Stock and any other classes or series of capital stock of the Corporation upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of directors pursuant to this Section 7(a). Any director elected or appointed pursuant to this
          Section 7(a) may be removed only by the holders of the outstanding Series B Preferred Stock and any other classes or series of capital stock of the Corporation upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of directors pursuant to this Section 7(a), and may not be removed by the holders of the Common Stock.

               (b) So long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of Series B Preferred Stock outstanding at the time, given in person or by proxy (with the Series B Preferred Stock voting separately as a class), (A) authorize, create or issue, or increase the authorized or issued amount of, any class or series of capital stock of the Corporation ranking prior to the Series B Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation or reclassify any authorized capital stock of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase, any such shares, or
          (B) amend, alter or repeal any provisions of the Articles of Incorporation (including, without limitation, any provision of these Articles Supplementary), including any amendment, alteration or repeal by merger, consolidation, or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the

          Series B Preferred Stock or the holders thereof, provided, however, that any amendment to the Articles of Incorporation (i) to authorize any increase in the amount of the authorized Preferred Shares or Common Shares or the creation or issuance of any other class or series of Preferred Shares or any increase in the amount of authorized or outstanding shares of Series B Preferred Stock or any other class or series of Preferred Shares, in each case ranking on a parity with or junior to the Series B Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, or (ii) upon the occurrence of an Event, so long as the Series B Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon occurrence of an Event, the Corporation may not be the surviving entity, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers. For purposes of this paragraph, the filing in accordance with applicable law of articles supplementary or any similar document setting forth or changing the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other terms of any class or series of capital stock of the Corporation shall be deemed an amendment to the Articles of Incorporation.

               (c) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series B Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust in accordance with the terms of Section 6 hereof to effect such redemption.

               (d) On any matter submitted to a vote of the holders of Series B Preferred Stock or on which the Series B Preferred Stock otherwise is entitled to vote (as expressly provided in the Articles of Incorporation, including these Articles Supplementary, or as may be required by law), including any action by written consent, each share of Series B Preferred Stock shall be entitled to one vote, except that when shares of any other class or series of Preferred Stock of the Corporation have the right to vote with the Series B Preferred Stock as a single class on any matter, the Series B Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference.

          8.   CONVERSION.    The Series B Preferred Stock is not
convertible into or exchangeable for any other property or securities of the Corporation.

          9. PREEMPTIVE RIGHTS. Series B Preferred Stock shall have no preemptive rights.

          10. STATUS OF REDEEMED AND REACQUIRED SERIES B PREFERRED STOCK. In the event any shares of Series B Preferred Stock shall be redeemed pursuant to Section 5 and 6 hereof or otherwise reacquired by the Corporation, the shares so redeemed or reacquired shall become authorized but unissued shares of Series B Preferred Stock, available for future issuance and reclassification by the Corporation.

          11. SEVERABILITY. If any preference, right, voting power, restriction, limitation as to dividends, qualification, term or condition of redemption or other term of the Series B Preferred Stock is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, then, to the extent permitted by law, all other preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions of redemption and other terms of the Series B Preferred Stock which can be given effect without the invalid, unlawful or unenforceable preference, right, voting power, restriction, limitation as to dividends, qualification, term or condition of redemption or other term of the Series B Preferred Stock shall remain in full force and effect and shall not be deemed dependent upon any other such preference, right, voting power, restriction, limitation as to dividend qualification, term or condition of redemption or other term of the Series B Preferred Stock unless so expressed herein.

          IN WITNESS WHEREOF, these Articles Supplementary have been executed on behalf of the Corporation by its Chairman of the Board of Directors and attested by its Secretary on the 27th day of July, 1999.

Attest:                            SOVRAN SELF STORAGE, INC.

By: /s/ David L. Rogers            By: /s/ Robert J. Attea
   _________________________          ________________________
   Name:  David L. Rogers             Name:  Robert J. Attea
   Title: Secretary                   Title: Chairman of the
                                             Board of Directors


          The undersigned, Robert J. Attea, Chairman of the Board of Directors of Sovran Self Storage, Inc. (the "Corporation") who executed on behalf of the Corporation the foregoing Articles Supplementary, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles Supplementary to be the corporate act of the Corporation and hereby certifies, under penalties of perjury, that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects.

                              By:  /s/ Robert J. Attea
                                 _____________________________
                                   Robert J. Attea
                                   Chairman of the
                                   Board of Directors